Exhibit (h)(4)

AMENDMENT TO

TRANSFER AGENCY AND SERVICE AGREEMENT

AMENDMENT, dated May 1, 2011 to the Transfer Agency and Service Agreement (the “Agreement”) entered into on October 3, 2008, as amended, by and between Pacific Investment Management Company LLC (the “Administrator”), on behalf of PIMCO Funds, PIMCO Variable Insurance Trust, PIMCO Equity Series and PIMCO Equity Series VIT (each a “Trust,” together the “Trusts”) and Boston Financial Data Services, Inc. (the “Transfer Agent”). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Agreement.

WHEREAS, the Administrator administers all of the operations of each Trust pursuant to a Supervision and Administration Agreement between each Trust and the Administrator, and procures or provides for the procurement on behalf of each Trust, at the Administrator’s expense, certain supervisory and administrative and other services, including among others, transfer agency and recordkeeping services; and

WHEREAS, pursuant to the Agreement, the Transfer Agent is appointed as transfer agent, dividend disbursing agent and agent in connection with certain other activities, as set forth in the Agreement, of each Trust and the Portfolios; and

WHEREAS, the Administrator and the Transfer Agent desire to amend certain provisions of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the Administrator and the Transfer Agent hereby agree to amend the Agreement pursuant to the terms thereof, as follows:

I.	Term.

Section 12 of the Agreement is hereby amended by deleting the first sentence of Section 12.1 and replacing it with the following:

“The initial term of this Agreement (the “Initial Term”) shall be May 1, 2011 through April 30, 2014.”

II.	AML Delegation.

Schedule 1.2 to the Agreement is hereby amended as follows:

Section 4.1(j) is deleted and the subsections that follow are re-numbered as subsections (j) through (o).

Section 4.2 is revised to delete the reference to “a Form 8300”.

III.	Fees.

Schedule 3.1 to the Agreement dated March 31, 2010 is replaced and superseded with the attached Schedule 3.1 effective May 1, 2011 through April 30, 2014.

IV.	Other.

This Amendment may not be assigned by either party without the consent of the other party.

Except as expressly provided herein, the Agreement shall remain in full force and effect in accordance with its terms.

All defined terms and definitions in the Agreement shall be the same in this Amendment except as specifically revised by this Amendment.

V.	Effectiveness

Upon its execution, this Amendment shall be effective as of the date first noted above. This Amendment may be executed in counterparts, each of which shall be deemed to be an original.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Peter Strelow
Name:	Peter Strelow
Title:	Executive Vice President

BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ Tracy W Sheley
Name:	TRACY W SHELEY
Title:	SR. VICE PRESIDENT

SCHEDULE 3.1

FEES AND EXPENSES

Effective: May 1, 2011 through April 30, 2014

Annual Account Service Fees 1

Institutional PIMS, Retail, PVIT, PES, PESVIT, PIMCO

LPs, Canada and Cayman

Basis Point Fees

$0-$20 Billion in Assets	0.385 Basis Points
$20-$40 Billion in Assets	0.360 Basis Points
$40- $65 Billion in Assets	0.305 Basis Points
$65-$95 Billion in Assets	0.235 Basis Points
$95-$145 Billion in Assets	0.215 Basis Points
$145-$220 Billion in Assets	0.145 Basis Points
$220-$275 Billion in Assets	0.115 Basis Points
In excess of $275 Billion in Assets	0.095 Basis Points

Institutional Private Account Portfolio Series

(PAPS)

Basis Point Fees
First 15 Billion in Assets	0.0700 Basis Points
In excess of 15 Billion in Assets	0.0525 Basis Points

PIMCO Open Account Fees

Networked Account (NSCC Matrix Level III Accounts)
Direct Account (non-NSCC Matrix Level III Accounts)	$2.00/Account/Year
$9.50/Account/Year

Closed Account Fees [2]	Included

Dedicated Resources Team

The dedicated team will consist of a 3 Technical Resources and 2 Business Resources to support PIMCO enhancements and initiatives. The Transfer Agent reserves the right to change allocated resources should accounts differ at commencement of service.

1 Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed.

2 The Transfer Agent will purge all accounts that have had no activity in the prior 24 months.

SCHEDULE 3.1

FEES AND EXPENSES

Effective: May 1, 2011 through April 30, 2014

Excess Activity Fees 3

Transaction Type	Monthly Threshold	Transaction Charge
Telephone Calls	To be set by Aug 15, 2011	$5.00/Call
Manual Transactions	To be set by Aug 15, 2011	$2.00/Transaction

Retirement Fee (Paid by shareholder)

Charges outlined in the current plan documents will be followed, and retained by the Transfer Agent.

Automated Work Distributor TM (AWD®)4

Up to 40 PIMCO remote workstations	Included
Additional PIMCO remote workstations	$3,900.00/Workstation

Reimbursable Expenses — Billed as Incurred in accordance with Section 3.2

3 The fee will only be charged if the monthly threshold for each transaction type is exceeded. The volumes will be reviewed and adjusted annually to reflect asset and/or account fluctuation for each business line.

4 Does not include hardware or third-party software.

SCHEDULE 3.1

FEES AND EXPENSES

Effective: May 1, 2011 through April 30, 2014

Additional Products Included

The Transfer Agent, through its affiliate DST Systems Inc. TM , will optionally provide the following additional products to the Fund included in the Annual Account Service Fees

¡	Ad Hoc Reporting – Current Day Snapshot Perspective (PowerSelect ™)
¡	Shareholder Internet Offering (FAN Web TM)
¡	Short-Term Trader Tracking and Fee Assessment (90 days)
¡	TA2000 Same-Day Cash Management (Intra-Day Transfer Agent Cash Availability)

PowerSelect (Ad Hoc Reporting - Current Day Snapshot Perspective)

PowerSelect allows the Fund to collect and analyze data, as well as generate reports, labels and other output, including magnetic media. The database is kept current with nightly updates and is available on a 7 X 24 basis for unlimited queries.

TA2000 Standard Database File Offering	Included

FAN Web (Shareholder Internet Offerings)

Using the Financial Access Network (FAN), FAN Web can be connected to the Fund’s proprietary Internet Web site to complete transactions over the internet.	Included

Short Term Trader

Monitors trade activity using parameters set by the Fund.

Aging Period in Days

1 – 90	Included
91 – 180	$0.12/Account/Year
181 – 270	$0.18/Account/Year
271 – 366	$0.24/Account/Year
367 – Two Years	$0.36/Account/Year

TA2000 Same-Day Cash Management (Intra-Day Transfer Agent Cash Availability)

Allows for same-day reporting of shareholder trading data desired by the Fund’s portfolio managers, custody banks, and fund accountants.

Supersheets/Money Movement	Included
Cash Availability	Included
Wire Proofing	Included

SCHEDULE 3.1

FEES AND EXPENSES

Effective:   May 1, 2011 through April 30, 2014

Optional Additional Products

The Transfer Agent, through its affiliate DST Systems Inc. TM , will optionally provide the following additional products to the Fund. Products listed here are listed for information purposes only and are not required and may require a separate agreement.

o	TA2000 Voice TM
o	Electronic Data Delivery for the Financial Intermediary (FAN Mail ®)
o	SalesConnect TM
o	Financial Intermediary Internet Offering (DST Vision ™)
o	Omnibus Transparency

TA2000 Voice Features

Voice response services. Callers may process multiple functions per call. Callers can perform inquiries and process transactions. TA2000 Voice charges are based on either a minimum monthly charge or an actual monthly usage charge whichever is greater. These monthly charges are calculated as follows:

Monthly Usage Charges 5

Audio Response – Touch Tone	$.20/Call
TA2000 Voice	Additional $.05/Call
Audio Response – Speech Recognition
TA2000 Voice With Speech Recognition

Monthly Minimum Charge

The minimum monthly charge is calculated based on the number of funds, the number of accounts in a fund complex, and the number of call flows.

Touch Tone Only

	Charge Per Fund	Charge Per Account
	$50.00	$.004
With Speech Recognition
	Charge Per Fund	Charge Per Account
	$62.50	$.0025

Multiple Call Flow Charges

Multiple Call Flow Charges are based on the following guidelines.

●	After the initial call flow, each additional call flow that provides different flow, function, vocabulary, processing rules or access methods for a client will be charged at a rate of $500.00 per month per additional call flow.

After the initial call flow, each additional call flow that is identical in flow, function, vocabulary, processing rules, or access methods for a client will be charged at a rate of $200.00 per month per additional call flow.

In addition to the above fees, there are out-of-pocket expenses that would include:

●	AT&T long distance charges.
●	Winchester Data Center infrastructure charges currently billed at $0.081 per minute.
●	AT&T courtesy transfer is billed at either $0.30 per transfer or $.02 per toll free call whichever the Fund chooses.

AT&T Conference & Transfer is billed at either $0.45 per transfer or $0.02 per toll free call whichever the Fund chooses.

5 The monthly usage charge is based on a service fee of $0.20 or $0.25 for voice recognition per billable call. The call volumes for a client are aggregated for all call flows to determine the actual usage charge.

SCHEDULE 3.1

FEES AND EXPENSES

Effective:   May 1, 2011 through April 30, 2014

FAN Mail (Electronic Data Delivery For the Financial Intermediary)

FAN Mail provides transaction, account, and price information to financial planners and broker/dealers.

Monthly FAN Mail Access and Support Charge [6]	$6,000.00/Year

Per Record Charges
Rep/Branch/ID	$.018/Per
Dealer	$.012/Per
Price Files	$.002 or $1.75/User/Month whichever is less

Monthly Volume Discount Schedule	Percent Discount On Amount
Total Per Record Charges	Over Threshold
$0 - $2,500	0%
$2,501 - $5,000	10%
$5,001 - $7,500	15%
$7,501 - $10,000	20%
$10,001 - $30,000	25%
$30,001 +	50%

Gold & Platinum Level Discounts

An additional discount shall be applied to the usage fees paid by the Fund for (i) Basic FAN Mail Services and (ii) if the Fund is utilizing DST’s Vision Services pursuant to the applicable DST agreement for such services, Vision Services as follows:

At the beginning of the next calendar year following the first calendar year in which the Fund has received Basic FAN Mail Services pursuant to a Service Exhibit, and at the beginning of each calendar year thereafter, the Transfer Agent shall review the average combined monthly usage fees actually paid by the Fund for Basic FAN Mail Services and Vision Services for the previous calendar year. In the event the average monthly usage fees paid equal or exceed at least $15,000.00, the Fund shall receive the following discounts on all usage fees for Basic FAN Mail Services and, if applicable, Vision Services for the then current calendar year:

Gold Level

Qualification: Average combined monthly usage fees paid the Fund for Basic FAN Mail Services and Vision Services equal or exceed $15,000.00 ($180,000.00 annually) but are less then $25,000.00.

Discount: If the Fund receives only Basic FAN Mail Services, the discount for each billing cycle equals 10% of the usage fees billed for such billing cycle. If the Fund receives both Basic FAN Mail Services and Vision Services, the discount for each billing cycle equals 2 1⁄2% of Vision usage fees and an additional 2 1⁄2% (i.e. 12 1⁄2% total) of Basic FAN Mail usage fees billed for such cycle.

6 The Monthly FAN Mail Access and Support Charge paid by the customer shall be included in the above amounts for purposes of determining any discount; however, the discount will apply only to the amounts occasioned by the per record charge.

SCHEDULE 3.1

FEES AND EXPENSES

Effective: May 1, 2011 through April 30, 2014

FAN Mail (Continued)

Platinum Level

Qualification: Average combined monthly usage fees paid by the Fund for Basic FAN Mail Services and Vision Services equal or exceed $25,000.00 ($300,000.00 annually).

Discount: lf the Fund receives only Basic FAN Mail Services, the discount for each billing cycle equals 15% of the usage fees billed for such billing cycle.

If the Fund receives both Basic FAN Mail Services and Vision Services, the discount for each billing cycle equals 5% of Vision usage fees and an additional 2 1⁄2% (i.e. 17 1⁄2% total) of Basic FAN Mail usage fees billed for such cycle.

If the Fund qualifies, the discount shall be shown on each invoice issued to the Fund.

DST MAY CANCEL THE PLATNUM/GOLD DISCOUNT FOR ANY REASON AT ANY TIME UPON SIXTY (60) DAYS WRITTEN NOTICE.

SalesConnect

Specific services include:

•	Office/Rep Maintenance –maintains a universal database containing firm, office and representative (“F/O/R”) information. Office and representative updates are automatically applied to the Fund’s TA2000 Financial Institution Database (“FID”) and are available to the Fund’s internal systems through outbound file feeds.
•	Transaction Resolution– matches transactions from each of the Fund’s recordkeeping sources (e.g.; TA2000, TRAC, omnibus details, variable annuities, managed accounts...etc) to the executing F/O/R. All matched trades are combined into a single outbound file format.
•	Asset Resolution – for TA2000, matches summarized assets totals at a trading ID level, to the executing F/O/R. A complete representative asset file is available each morning with values are as of the previous day close.

Implementation Fee

One Time Setup	Waived

Includes:

•	TA2000 FID (Financial Institution Database)
•	Consult on FID flags/settings and implications to processing areas
•	Establish method for submitting work items to the SalesConnect team (A WD or other)
•	Generate pre-conversion reports comparing office/rep information from the global database to the corresponding values in FID
•	Populate office/rep information from the universal database
•	Generate post-conversion report identifying all TA2000 accounts with an office/rep ID that does not match FID
•	SalesConnect Application
•	Build the client environment (UNIX and mainframe)
•	Populate office/rep information from the global database
•	Assist and/or consult on remaining front-end setup tasks including operator access, validation lists, business rules, and territories
•	Setup outbound files
•	Two days on-site training

SCHEDULE 3.1

FEES AND EXPENSES

Effective: May 1, 2011 through April 30, 2014

SalesConnect Continued

Monthly Service Fees
Transactions Per Month [7]	Per Transaction Fee		Monthly Minimum Transaction Fee [8]
0 to 100,000	$0.15/Transaction	Or	$8,000.00/Month
100,001 to 200,000	$0.11/Transaction	Or	$15,000.00/Month
200,001 to 500,000	$0.07/Transaction	Or	$22,500.00/Month
500,001 to 2,000,000	$0.03/Transaction	Or	$35,000.00/Month
2,000,001 and Above	$0.0066/Transaction	Or	$60,000.00/Month
Remote ID Fees
1 to 5 ID’s			Included
5 and Above ID’s			$100.00/ID/Month

Optional Services

•	Build transaction and/or asset interfaces into SalesConnect from recordkeeping systems other than TA2000
•	Develop new outbound files or modify the existing files for scrubbed transactions, rep-level assets, and firm/office/rep maintenance
•	Convert data from an existing client system to SalesConnect (e.g., historical transactions, notes, activities, unique identifiers for firm/office/rep)
•	At the time of conversion, scrub TA2000 accounts with an office/representative ID that does not match the universal database.
•	Develop custom reports
•	Develop a literature order and tracking interface from SalesConnect to the Fund’s fulfillment vendor
•	Provide access to the SalesConnect Application through a wireless handheld device (e.g., Blackberry)

Fees for optional services will be determined based on specific Fund requirements

7 Transaction pricing tier is determined by using the prior twelve months average transactions. This per transaction fee is then used monthly with actual transaction volumes to determine transaction fees. Upon each anniversary of the agreement, the price per transaction will be adjusted based on actual transactions for the prior twelve months. Transactions include both TA2000 and external feed transactions. All financial transactions are included except dividends, withholding, and non commissionable purchases. Proprietary dealers and money market funds may be excluded at the Fund’s discretion

8 Monthly transaction fees are compared to the monthly minimum. The greater of the transaction fees or the minimum is charged.

SCHEDULE 3.1

FEES AND EXPENSES

Effective:  May 1, 2011 through April 30, 2014

Vision (Financial Intermediary Internet Offering)

DST Vision enables broker/dealers, financial planners, and registered investment advisors to use a Web-based system to perform order and account inquiry, execute trades, establish new accounts, review prospectuses, and retrieve electronic statements.

DST has a standard fee schedule for all Vision customers. The fee schedule is the same regardless of whether or not the Vision customer is also a customer of TA2000.

Id Charges

I – 500	$5.00 Per Month/ Per ID For Each Of The First 500 ID’s
501 – 1,000	$4.00 Per Month/ Per ID For Each Of The Next 500 ID’s
1,001 – 2,000	$3.00 Per Month/ Per ID For Each Of The Next 1,000 ID’s
2.001 – 3,000	$2.00 Per Month/ Per ID For Each Of The Next 1,000 ID’s
3,001 - +	No Charge for each additional ID over 3,000

In accordance with the schedule above, ID Charges cannot exceed a monthly maximum of $9,500.00

Inquiry Charges

Initial Set-Up Fee	None
Standard Per View Charge	$0.05/Per
Global Book Of Business Per View	$0.025/Per
Monthly Minimum	None

A view is defined as the complete process of an information request being initiated by the Vision User to the underlying record keeping system, and the corresponding response returned from the underlying record keeping system to the Vision User’s browser.

Statement Charges

Individual Statement Retrieval Charge	$0.05/Statement
Batch Statement Load Charge	$0.03/Image
Monthly Statement Interface Support Charge [9]	$1,300.00
Monthly Minimum	None

Each individual statement presented shall be a separate view and therefore be a separate charge, i.e., any related statement or historical statement, even if referred to on the requested statement, shall be a separate Statement Retrieval Charge. Further, the Statement Retrieval Charges do not cover any charges or expenses the Fund may incur from their statement vendor.

9 The Monthly Statement Interface Support Charge shall only be imposed if the Fund elects to offer electronic statements as a part of the Vision Services through a statement vendor, or proprietary offering, other than DST Output, LLC or a subsidiary of DST Output, LLC. If the Fund uses DST Output, LLC or a subsidiary of DST Output, LLC as its statement vendor, the Monthly Statement Interface Support Charge will be waived.

SCHEDULE 3.1

FEES AND EXPENSES

Effective: May 1, 2011 through April 30, 2014

Vision (Financial Intermediary Internet Offering) Continued

The Batch Statement Load per-image charge will only be assessed at the time the statements are provided to Vision by the statement vendor, not at the time of viewing or downloading. Statements may be retrieved multiple times during the on-line availability period, but the management company is only charged once. Once the on-line availability period ends, the statements may be requested again and new charges would be assessed.

E-Mail Alerts

Per E-Mail	$0.05/Per regardless of the number of confirmations included in the E-Mail

Transaction Processing 10

Initial Set-up Fee II
Existing FAN Users	Included
All Others	$5,000.00
Purchase, Redemption, Exchange, Maintenance	$0.1 0/Transaction
NSCC Reject Processing	$0.10/Reject
New Account Establishment [12]	$0.35/Transaction
Monthly Minimum Charge [13]	The greater of $500.00 or
actual usage charge

  Fund Family Vision Additional Fees 14

Fund Family Vision is an optional element of the Vision Services which provides the Fund the ability to offer integrated access to Vision through the Fund’s Web Site as described in more detail in the Fund Family Vision Implementation Guide.

Basic Package

When a User requests access to Vision, the Fund Web Site will launch a frame-set containing the Fund’s header within the top frame and the Fund’s custom version of Vision within the lower frame. The customizable components are described in the Fund Family Vision Implementation Guide.

10 Transaction Processing is an optional element of Vision Services. The Fund will not be assessed the Monthly Minimum or any

Transaction Processing Charges until one or more of the Transaction types are made available to Users.

11 The Initial Set-up Fees shall be waived for set-ups that involve only NSCC Reject Processing. For all other transaction processing this Fee shall apply and shall be assessed only once per management code.

12 Each new account transaction may contain one or more new accounts.

13 NSCC Reject Processing shall not be considered when calculating the Monthly Minimum charge for Transaction Processing.

14 Participation in the Fund Family Vision offering (both Basic and Premium Packages) is subject to the terms and conditions set forth in the Agreement.

SCHEDULE 3.1

FEES AND EXPENSES

Effective:  May 1, 2011 through April 30, 2014

Vision (Financial Intermediary Internet Offering) Continued

Premium Package

In addition to the integration provided in the Basic Package, the Premium Package provides four additional features as follows:

•	Authentication - Provides seamless integration between the Fund’s Web Site and Vision.
•	Content Management - Enables the Fund to publish marketing or other types of customer-specific content to DST-designated areas within DST-designated Vision screens without manual DST intervention.
•	Fund Specific Navigation - Enables the Fund, if the Fund participates in Client List for Fund Family Vision, to define links within the left navigation that will direct the User to specific destinations on the Fund’s Web Site.
•	Web Stats - Provides enhanced reporting of usage patterns and general Web activity.

Fund Family Vision Fees15 In addition to the other Vision fees as described in this Vision fee schedule, the following Fund Family Vision Additional Fees apply:

Basic Package

In the event the Fund elects to utilize the Fund Family Vision option, if the Fund is paying less than the monthly maximum in Vision ID Charges ($9,500.00), the additional fee for the Fund Family Vision Option shall be a monthly amount equal to the lesser of (i) $1,000.00 per month, or (ii) the difference between the current ID Charges and the amount needed to reach the $9,500.00 monthly ID Charge maximum. The Fund may utilize the Fund Family Vision option free of charge for so long as the Fund is paying the monthly maximum in Vision ID Charges ($9,500.00)

Premium Package
Initial Set-up Fee	$5,000.00
Monthly Fee	$3,000.00

15 Fund Family Vision fees are not included for purposes of calculating the Vision Volume Discount, as described under Volume Discounts.

SCHEDULE 3.1

FEES AND EXPENSES

Effective: May 1, 2011 through April 30, 2014

Vision (Financial Intermediary Internet Offering) Continued

Volume Discounts (Discount Schedule monthly) 16

$7,500 - $15,000	20%
$15,001- $30,000	25%
$30,001- $45,000	30%
$45,001 - +	35%

The percentage discount is applied incrementally to the dollars associated with each breakpoint.

Each Affiliate of the Fund with a separate management code in the DST system will be charged separately and will not be aggregated for purposes of ID Charges or Volume Discounts.

Platinum/Gold Discount

An additional discount shall be applied to the net Fees (i.e. after Volume Discounts) paid by the Fund for DST’s Vision Services if the Fund is utilizing DST’s Basic FAN Mail Services pursuant to the applicable Master Agreement for DST FAN Mail Services, as follows:

At the beginning of next calendar year following the first calendar year in which the Fund has received Basic FAN Mail Services pursuant to the Service Exhibit to the Master Agreement for DST Fan Mail Services, and at the beginning of each calendar year thereafter, DST shall review the average combined monthly usage fees actually paid by the Fund for Basic FAN Mail Services and Vision Services for the previous calendar year. In the event the average monthly usage fees paid equal or exceed at least $15,000.00, the Fund shall receive the following discounts on Vision Services fees for the then current calendar year:

Gold Level

Qualification: Average combined monthly usage fees paid by the Fund for Basic FAN Mail Services and Vision Services equal or exceed $15,000.00 ($180,000.00 annually) but are less then $25,000.00.

Discount: The discount for each billing cycle equals 2 1⁄2 % of Vision usage fees billed for such cycle.

Platinum Level

Qualification: Average combined monthly usage fees paid by the Fund for Basic FAN Mail Services and Vision Services equal or exceed $25,000.00 ($300,000.00 annually).

Discount: The discount for each billing cycle equals 5% of Vision usage fees billed for such cycle.

If the Fund qualifies, the discount shall be shown on each invoice issued to the Fund.

DST MAY CANCEL THE PLATNUM/GOLD DISCOUNT FOR ANY REASON AT ANYTIME UPON SIXTY (60) DAYS WRITTEN NOTICE.

16 Volume Discounts apply to all Inquiry Charges, Individual Statement Retrieval Charges, Batch Statement Load Charges, and Transaction Processing Charges. ID Charges, Monthly Statement Interface Support Charges, Email Alert Charges, Transaction Processing Initial Set-up Fee, Transaction Processing Monthly Minimum, and Fund Family Vision Additional Fees are not included in Volume Discount calculation.

SCHEDULE 3.1

FEES AND EXPENSES

Effective:   May 1, 2011 through April 30, 2014

Vision (Financial Intermediary Internet Offering) Continued

Vision Voice

Participants of the Vision/Voice Consolidated 800 Number (877.97.VISION)

Per Function Charge	$0.12
Per Minute Infrastructure Charge [17]	$0.081
Per ATT Courtesy Transfer Charge [18]	$0.25

Non-TA2000/Voice Clients

Setup Fee	$2,500.00
Monthly minimum	$2,000.00

Proprietary Vision/Voice (the Fund’s Specific Toll-Free Number)

●	The same charges apply as above, plus an additional $500 per month for the additional call flow.

●	Per Minute Infrastructure Charge and will be billed as reimbursable expense by DST Enterprise Telecom.

●	Per Minute ATT Courtesy Transfer Charge’s will be billed as reimbursable expense by DST Enterprise Telecom. The Fund has the option to be charged $0.02 per call received or $0.30 per call transfer.

Omnibus Transparency

Provides the Fund with certain shareholder identity and trading information to enable the Fund to monitor the frequency of short-term trading in omnibus accounts and enforce the funds’ market timing policies.

1. Data Management – provides support for establishing and receiving transmissions of data from broker/dealers, TPA’s and the NSCC, will reformat the data in a standard TIP format, and forwards it to the Fund. DST will store the data for a week after receipt before purging

2. Data Storage – provides an “accountlet” structure to house position and transaction data received from broker/dealers, TPA’s and the NSCC. This option is in addition to the Data Management support described above.

3. Omnibus Transparency Bundled Accountlet – For customers using all services they may chose the all-in per accountlet price and eliminate transaction based pricing.

4. Administration/Full Service – For clients choosing to use the full capabilities of TA2000 Omnibus Transparency, a bundled price is available. This price includes the receipt and storage of data, trade surveillance, ROA and Short Term Trader

17 Minutes are calculated for time spent by caller working with specific fund company. Total minutes for the month are rounded down to the whole minute.

18 Transfers that occur while working with your fund company, resulting in a transfer to the client call center.

SCHEDULE 3.1

FEES AND EXPENSES

Effective: May 1, 2011 through April 30, 2014

Omnibus Transparency (continued)

The fees associated with the four levels of support, along with optional services available at each level are detailed below.

1. Data Management
Transaction Record Detail	$0.025/Transaction/Occurrence
Position Detail	$0.01/Position/Occurrence
Additional Optional Service
Trade Surveillance [19]	$0.015/Transaction Record
2. Data Storage Fee [20]	$0.14/Accountlet/Year
Additional Optional Services
Short Term Trader
Tracking Period	$0.06/Accountlet/Year
90 days or less	$0.12/Accountlet/Year
91 – 180 days	$0.18/Accountlet/Year
181 – 270 days	$0.24/Accountlet/Year
270 – 1 year	$0.36/Accountlet/Year
1 year – 2 years	$0.03/Accountlet/Year
ROA	$0.45/Accountlet/Year
3. Omnibus Transparency Bundled Accountlet
4. Administration/Full Service (in addition to the bundled accountlet technology cost of 0.45)
1 – 50,000 accountlets (includes 25 investigations)	$3,000.00/Month
50,001 – 100,000 accountlets (includes 50 investigations)	$4,000.00/Month
100,001 and above accountlets (includes 100 investigations)	$5,000.00/Month
Additional Investigations above monthly allowance	$12.00/Investigation

19 Includes TA2000 Excessive Trader, B-share Analysis, and PowerSelect. PowerSelect retention will be for all year-to-date transactions.

20 Includes monthly TIP refresher.